UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2021

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (Commission    (IRS Employer

jurisdiction        File Number)   Identification No.)

of incorporation)

Main and Franklin Streets, Johnstown, PA  15901

(address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock	ASRV	The NASDAQ Stock Market LLC
8.45% Beneficial Unsecured Securities, Series A (AmeriServ Financial Capital Trust I)	ASRVP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging growth company ( )

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ( )

Form 8-K

Item 2.02 Results of operation and financial condition.

AMERISERV FINANCIAL, Inc. (the "Registrant") announced first quarter 2021 results through March 31, 2021.  For a more detailed description of the announcement see the press release attached as Exhibit 99.1.

Item 8.01 Other events.

On April 20, 2021, the Registrant issued a press release announcing that its Board of Directors declared a $0.025 per share quarterly common stock cash dividend.  The cash dividend is payable May 17, 2021 to shareholders of record on May 3, 2021.  The press release, attached hereto as Exhibit 99.1, is incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1  Press release dated April 20, 2021, announcing first quarter 2021 earnings through March 31, 2021 and quarterly common stock cash dividend.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Michael D. Lynch

Michael D. Lynch

SVP & CFO

Date: April 20, 2021

Exhibit 99.1

AMERISERV FINANCIAL REPORTS INCREASED 2021 FIRST QUARTER EARNINGS AND ANNOUNCES QUARTERLY COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported first quarter 2021 net income of $2,081,000, or $0.12 per diluted common share.  This earnings performance represented a $672,000, or 47.7%, increase from the first quarter of 2020 when net income totaled $1,409,000, or $0.08 per diluted common share.  The following table highlights the Company’s financial performance for the quarters ended March 31, 2021 and 2020:

	First Quarter 2021	First Quarter 2020	$ Change	% Change

Net income	$2,081,000	$1,409,000	$672,000	47.7%
Diluted earnings per share	$ 0.12	$ 0.08	$ 0.04	50.0%

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the first quarter 2021 financial results: “The benefits of our community bank customer-focused business model and the diversification of our revenue streams contributed to AmeriServ Financial’s best earnings quarter since the third quarter of 2018.  Our ability to generate positive operating leverage by growing our revenues at a faster pace than expenses caused this strong growth in earnings in the first quarter of 2021. We continued to achieve record levels of both loans and deposits as we served as an important financial resource to small businesses and consumers in our marketplace. Additionally, 32% of our total first quarter 2021 revenue came from non-interest income sources which included record contributions from our strong wealth management business and active residential mortgage operation. As a result of this good earnings momentum and our diligent and conservative focus on our asset quality, I believe that AmeriServ Financial is well positioned to take advantage of opportunities that may result from the expected improvement in the economy during the remainder of 2021.”

The Company's net interest income in the first quarter of 2021 increased by $941,000, or 10.8%, from the prior year's first quarter while the net interest margin of 3.23% was two basis points higher than the net interest margin of 3.21% for the first quarter of 2020.  First quarter 2021 results were indicative of the Company’s continuing response to the challenges presented by the pandemic, including the current low interest rate environment as well as economic uncertainty and volatility.  The economy has been demonstrating some improvement due to the positive impact of the COVID-19 vaccine distribution and the gradual easing of social restrictions that businesses and consumers have been operating under.  The Company continues to experience robust balance sheet growth as, both, total loans and total deposits reached new record levels due to business development efforts and the government implementing new stimulus programs during the quarter.  Net interest income improved as net interest margin pressure from the low interest rate environment was offset by fee income from existing Paycheck Protection Program (PPP) loan forgiveness and new fee income from the most recent second round of PPP loans implemented earlier in the quarter.  The low interest rate environment is also positively impacting deposit and borrowings interest expense cost. Overall, total interest expense decreased significantly more than the decrease in total interest income, resulting in net interest income increasing for the first quarter of 2021 compared to last year’s first quarter.  Overall, the increase to net interest income, along with a higher level of non-interest income, more than offset an increased loan loss provision and a higher level of non-interest expense resulting in an improved earnings performance for the first quarter of 2021.

The slowly improving economy was evident in our lending activity as we continued to experience commercial loan growth during the first quarter of 2021 along with commercial loan pipelines returning to pre-COVID levels.  The strong level of residential mortgage loan production experienced in 2020 continued into the first quarter of 2021.  Residential mortgage loan production totaled $29.7 million in the first quarter of 2021 and was 64.0% higher than the production level of $18.1 million achieved in last year’s first quarter.  Additionally, loan volumes were positively impacted by the previously mentioned second round of the 100% guaranteed PPP loans, which was announced in late December 2020 as part of the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and implemented during the middle of January 2021.  (Note that there were no PPP loans on the balance sheet in the first quarter of 2020 as the initial round of the program was not implemented until the second quarter of 2020.)  The Company, again, elected to participate in this renewed program to assist small businesses in our community in this difficult economy.  The combination of growth in traditional loan products and our participation in the latest round of the PPP resulted in total loans reaching a record level.  Later in the first quarter, the President signed into law another round of economic stimulus as part of the American Rescue Plan Act of 2021. The stimulus checks delivered to most Americans and the financial assistance provided to municipalities and school districts as part of this program contributed to total deposits increasing significantly and, similar to the loan portfolio, reaching a record level.

The average balance of total interest earning assets for the first quarter of 2021 continued to grow and are now $119 million, or 10.9%, higher than the first quarter of 2020.  Likewise, on the liability side of the balance sheet, total average deposits increased by $121 million, or 12.3%, since last year primarily because of government stimulus and consumers/businesses changing their spending habits because of the pandemic.  Looking into the near future, we expect that our deposit balances will be positively impacted in the second quarter of 2021 by the acquisition of two branch offices from Riverview Bank, which we anticipate should provide approximately $45 million of additional deposits. This branch acquisition is described in our press release and Current Report on Form 8-K dated January 15, 2021, which can be found on our website. Overall, the Company's loan to deposit ratio averaged 89.0% in the first quarter of 2021, which we believe indicates that the Company has ample capacity to continue to grow its loan portfolio and is well positioned to continue assisting our customers and the community to recover from the impact that the COVID-19 pandemic is having on our local economy.

As stated previously, total loans reached a new record level and averaged $982 million in the first quarter of 2021 which is $105 million, or 11.9%, higher than the $877 million average for the first quarter of 2020.  Along with continued robust residential mortgage loan production and additional normal commercial loan growth, the Company processed 219 PPP loans totaling $30.8 million.  Also, the Company recorded a total of $897,000 of processing fee income and interest income from PPP lending activity. Finally, on an end of period basis, excluding total PPP loans, the total loan portfolio grew by approximately $41.9 million, or 4.8%, since the end of the first quarter of 2020.

The Company remains committed to prudently working with and supporting our borrowers that have been hardest hit by the pandemic by granting them loan payment modifications.  Most of these borrowers are those that have requested a second loan payment deferral plan.  Borrower requested modifications primarily consist of the deferral of principal and/or interest payments for a period of three to six months.  On March 31, 2021, loans totaling approximately $50 million, or 5.0% of total loans, were on a payment modification plan.  These loans include 18 commercial borrowers primarily in the hospitality industry.  This current level of borrowers requesting payment deferrals is down sharply from its peak level of approximately $200 million that occurred on June 30, 2020. Management continues to carefully monitor asset quality with a particular focus on these customers that have requested payment deferrals.  Deferral extension requests are considered based upon the customer’s needs and their impacted industry, borrower and guarantor capacity to service debt and issued regulatory guidance.

Total investment securities averaged $190 million for the first quarter of 2021 which is $1.6 million, or 0.8%, higher than the $189 million average for last year’s first quarter.  The Company continues to be selective in 2021 when purchasing securities due to the low interest rate environment.  However, the yield curve began to steepen during the latter part of the first quarter as the long end of the U.S. Treasury yield curve increased while the short end of the curve remained relatively stable.  This resulted in improved yields for federal agency mortgage-backed securities and federal agency bonds, and management decided to add more of these investments to our portfolio.  The Company also continues to purchase corporate securities, particularly subordinated debt issued by other financial institutions, along with taxable municipal securities.

Our liquidity position continues to be strong due to the significant influx of deposits. The challenges this excess liquidity presents are twofold.  First, there is the uncertainty regarding the duration that these excess funds will remain on the balance sheet which will be determined by customer behavior as the economic conditions change.  The second challenge is to profitably deploy this excess liquidity given the current low yields on short term investment products.  As a result, short-term investment balances averaged $31 million in the first quarter of 2021 which remains high by historical standards.  Therefore, future loan growth and continued prudent investment in securities is critical to achieve the best return on the excess funds. The low interest rate environment resulted in interest income on total investments decreasing between the first quarter of 2021 and first quarter of 2020.  Overall, total interest income on both loans and investments decreased by $175,000, or 1.5%, between years despite increased volume.

Total interest expense for the first quarter of 2021 decreased by $1.1 million, or 35.0%, when compared to the first quarter of 2020, due to lower levels of both deposit and borrowing interest expense.  Deposit interest expense was lower by $1.1 million, or 43.0%, despite the previously mentioned record increase in deposits that occurred during the first quarter of 2021 reflecting new deposit inflows as well as the loyalty of the bank’s core deposit base.  Management continues to effectively execute several deposit product pricing reductions in order to address the net interest margin challenges presented by the low interest rate environment.  As a result, the Company experienced some deposit cost relief.  Specifically, our total deposit cost averaged 0.52% in the first quarter of 2021 compared to 1.01% in the first quarter of 2020, representing a meaningful decrease of 49 basis points.

The Company recorded a $400,000 provision expense for loan losses in the first quarter of 2021 as compared to a $175,000 provision expense recorded in the first quarter of 2020.  Although higher than the first quarter of 2020 by $225,000, an improved credit quality outlook for the overall portfolio resulted in a lower loan loss provision in the first quarter of 2021 after three consecutive quarters of a provision increase.  The Company, however, continues to believe that a strong allowance for loan losses is needed given the overall economic climate and the uncertainty that remains because of the impact that the COVID-19 pandemic is having on certain borrowers.  The first quarter 2021 provision primarily reflects an increased allocation on two commercial loan relationships transferred into non-accrual status during the quarter and the rating downgrade of a loan in the health care industry. As a result, non-performing assets, while still well controlled, totaled $4.2 million, or 0.43% of total loans, on March 31, 2021 compared to $3.3 million, or 0.34% of total loans, at December 31, 2020.  The Company experienced low net loan charge-offs of $114,000, or 0.05% of total loans, in first quarter of 2021 which was comparable to net loan charge-offs of $120,000, or 0.06% of total loans, for the first quarter of 2020.  As a result of the provision expense sharply exceeding net loan charge-offs over the last 12 months, the balance in the allowance for loan losses increased by $2.3 million, or 24.6%, to $11.6 million at March 31, 2021. Management continues to carefully monitor asset quality with a particular focus on loan customers that have requested a second payment deferral.  The Asset Quality Task Force is meeting at least monthly to review these particular relationships, receiving input from the business lenders regarding their ongoing discussions with the borrowers.  In summary, the allowance for loan losses provided 274% coverage of non-performing assets, and 1.18% of total loans, on March 31, 2021, compared to 341% coverage of non-performing assets, and 1.16% of total loans, on December 31, 2020.  Note that the reserve coverage of total loans, excluding PPP loans, is 1.27%(1) on March 31, 2021.  The Small Business Administration guarantees 100% of the PPP loans made to eligible borrowers which minimizes the level of credit risk associated with these loans.

Total non-interest income in the first quarter of 2021 increased by $782,000, or 20.4%, from the prior year's first quarter.  Wealth management fees increased by $318,000, or 12.5%, in the first quarter of 2021 compared to the same time period in 2020.  The entire wealth management division has been resilient since the pandemic began and is performing well managing client accounts and adding new business despite the major market value decline that occurred in late March 2020.  The market value of wealth management assets is now in excess of $2.5 billion and has fully recovered and improved from the pre-pandemic valuation, exceeding the March 31, 2020 market value by 27%.  Income from residential mortgage loan sales into the secondary market increased by $258,000, or 108.9%, due to a sharply higher level of residential mortgage loan production in the first quarter of 2021.  Revenue from bank owned life insurance increased by $207,000 due to the receipt of a $159,000 death claim and a financial floor taking hold which caused increased earnings and a higher rate of return on certain policies.  Partially offsetting these favorable items was service charges on deposit accounts decreasing by $85,000, or 29.7%, as a result of fewer overdraft fees due to customers maintaining higher deposit balances.

The Company's total non-interest expense in the first quarter of 2021 increased by $672,000, or 6.3%, when compared to the first quarter of 2020.  The increase was due to higher salaries & benefits expense of $237,000, or 3.5%, increased professional fees by $160,000, or 13.9%, higher other expenses by $142,000, or 8.4%, and increased FDIC insurance expense by $129,000.  Within salaries & employee benefits, factors causing the increase included greater incentive compensation by $217,000 primarily due to commissions earned as a result of the strong residential mortgage loan production and incentives earned from the good performance in the wealth management division.  Also contributing to the higher salaries & employee benefits expense was increased health care costs by $97,000, or 11.1%.  Partially offsetting these increases within total salaries & employee benefits were lower salaries expense by $139,000, or 3.1%, due to the level of full time equivalent employees (FTEs) being lower by five. The higher level of professional fees results from an increased level of outside professional services related costs, increased fees due to the significantly higher level of residential mortgage loan production and PPP activity and higher legal fees.  The increase to FDIC deposit insurance expense is due to an increase in the asset assessment base along with the benefit of the Small Bank Assessment Credit being fully utilized in the first quarter of 2020.  Finally, the higher level of other expenses is due to an increased expense related to the unfunded commitment reserve along with $110,000 of costs incurred related to the upcoming branch acquisition from Riverview Bank.  Slightly offsetting these increased items and favorably impacting other expenses was a lower level of meals & travel costs that is related to travel restrictions from the pandemic.  Finally, the Company recorded an income tax expense of $520,000, or an effective tax rate of 20.0%, in the first quarter of 2021.  This compares to an income tax expense of $366,000, or an effective tax rate of 20.6%, for the first quarter of 2020.

The Company had total assets of $1.3 billion, shareholders' equity of $105.3 million, a book value of $6.17 per common share and a tangible book value(1) of $5.47 per common share on March 31, 2021.  The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

QUARTERLY COMMON STOCK CASH DIVIDEND

The Company’s Board of Directors declared a $0.025 per share quarterly common stock cash dividend.  The cash dividend is payable May 17, 2021 to shareholders of record on May 3, 2021.  This cash dividend represents a 2.5% annualized yield using the April 13, 2021 closing stock price of $4.01.  For the first quarter of 2021, the Company’s dividend payout ratio amounted to 20.8%.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, proposed branch acquisition, including the timing, anticipated benefits, and financial impact thereof, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; expected timing and benefits of the proposed branch acquisition; estimates of deposits and other assets to be acquired; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1)

Non-GAAP Financial Information.  See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

March 31, 2021

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2021

1QTR
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%
Return on average equity	8.04
Return on average tangible common equity (B)	9.08
Net interest margin	3.23
Net charge-offs as a percentage of average loans	0.05
Loan loss provision as a percentage of average loans	0.17
Efficiency ratio (D)	79.00

EARNINGS PER COMMON SHARE:
Basic	$0.12
Average number of common shares outstanding	17,064
Diluted	0.12
Average number of common shares outstanding	17,101
Cash dividends paid per share	$0.025

2020

	1QTR	2QTR	3QTR	4QTR	FULL YEAR
PERFORMANCE DATA FOR THE PERIOD:
Net income	$1,409	$1,419	$1,078	$692	$4,598

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.48%	0.46%	0.34%	0.21%	0.37%
Return on average equity	5.69	5.63	4.17	2.66	4.52
Return on average tangible common equity (B)	6.46	6.38	4.72	3.01	5.12
Net interest margin	3.21	3.30	2.97	3.12	3.19
Net charge-offs as a percentage of average loans	0.06	0.04	0.04	0.01	0.03
Loan loss provision as a percentage of average loans	0.08	0.20	0.29	0.44	0.26
Efficiency ratio (D)	84.46	83.09	84.79	85.28	84.41

EARNINGS PER COMMON SHARE:
Basic	$0.08	$0.08	$0.06	$0.04	$0.27
Average number of common shares outstanding	17,043	17,052	17,059	17,059	17,053
Diluted	0.08	0.08	0.06	0.04	0.27
Average number of common shares outstanding	17,099	17,056	17,062	17,065	17,063
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.025	$0.100

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2021

1QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,311,412
Short-term investments/overnight funds	18,025
Investment securities	204,193
Total loans and loans held for sale, net of unearned income	986,557
Paycheck Protection Program (PPP) loans	67,253
Allowance for loan losses	11,631
Goodwill	11,944
Deposits	1,117,091
Short-term and FHLB borrowings	55,149
Subordinated debt, net	7,540
Shareholders’ equity	105,331
Non-performing assets	4,245
Tangible common equity ratio (B)	7.19%
Total capital (to risk weighted assets) ratio	13.03
PER COMMON SHARE:
Book value	$6.17
Tangible book value (B)	5.47
Market value (C)	4.06
Wealth management assets – fair market value (A)	$2,517,810

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301
Branch locations	16
Common shares outstanding	17,069,000

2020

	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,168,355	$1,242,074	$1,258,131	$1,279,713
Short-term investments/overnight funds	6,431	30,219	23,222	11,077
Investment securities	184,784	184,908	184,352	188,387
Total loans and loans held for sale, net of unearned income	877,399	928,350	949,367	978,345
Paycheck Protection Program (PPP) loans	0	66,956	68,460	58,344
Allowance for loan losses	9,334	9,699	10,284	11,345
Goodwill	11,944	11,944	11,944	11,944
Deposits	957,593	1,033,033	1,042,235	1,054,920
Short-term and FHLB borrowings	74,572	69,894	80,230	89,691
Subordinated debt, net	7,517	7,522	7,528	7,534
Shareholders’ equity	100,840	102,604	103,369	104,399
Non-performing assets	2,244	3,122	2,603	3,331
Tangible common equity ratio (B)	7.69%	7.37%	7.34%	7.29%
Total capital (to risk weighted assets) ratio	13.41	13.18	13.02	12.93
PER COMMON SHARE:
Book value	$5.92	$6.01	$6.06	$6.12
Tangible book value (B)	5.22	5.31	5.36	5.42
Market value (C)	2.62	3.08	2.81	3.13
Wealth management assets – fair market value (A)	$1,983,952	$2,193,504	$2,289,948	$2,481,144

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	306	305	306	299
Branch locations	16	16	16	16
Common shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

NOTES:

(A)

Not recognized on the consolidated balance sheets.

(B)

Non-GAAP Financial Information.  See “Reconciliation of Non-GAAP Financial Measures” at end of release.

(C)

Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.

(D)

Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2021

1QTR
INTEREST INCOME
Interest and fees on loans	$10,327
Interest on investments	1,442
Total Interest Income	11,769

INTEREST EXPENSE
Deposits	1,402
All borrowings	675
Total Interest Expense	2,077

NET INTEREST INCOME	9,692
Provision for loan losses	400
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,292

NON-INTEREST INCOME
Wealth management fees	2,872
Service charges on deposit accounts	201
Net realized gains on loans held for sale	495
Mortgage related fees	130
Bank owned life insurance	332
Other income	584
Total Non-Interest Income	4,614

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941
Net occupancy expense	680
Equipment expense	390
Professional fees	1,314
FDIC deposit insurance expense	155
Other expenses	1,825
Total Non-Interest Expense	11,305

PRETAX INCOME	2,601
Income tax expense	520
NET INCOME	$2,081

2020

	1QTR	2QTR	3QTR	4QTR	FULL YEAR
INTEREST INCOME
Interest and fees on loans	$10,332	$10,448	$9,724	$10,124	$40,628
Interest on investments	1,612	1,613	1,513	1,516	6,254
Total Interest Income	11,944	12,061	11,237	11,640	46,882

INTEREST EXPENSE
Deposits	2,458	1,869	1,727	1,580	7,634
All borrowings	735	719	719	708	2,881
Total Interest Expense	3,193	2,588	2,446	2,288	10,515

NET INTEREST INCOME	8,751	9,473	8,791	9,352	36,367
Provision for loan losses	175	450	675	1,075	2,375
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,576	9,023	8,116	8,277	33,992

NON-INTEREST INCOME
Wealth management fees	2,554	2,471	2,604	2,583	10,212
Service charges on deposit accounts	286	176	206	235	903
Net realized gains on loans held for sale	237	335	507	444	1,523
Mortgage related fees	126	145	161	127	559
Bank owned life insurance	125	152	161	344	782
Other income	504	488	665	639	2,296
Total Non-Interest Income	3,832	3,767	4,304	4,372	16,275

NON-INTEREST EXPENSE
Salaries and employee benefits	6,704	6,619	6,838	7,229	27,390
Net occupancy expense	671	606	608	625	2,510
Equipment expense	395	389	374	401	1,559
Professional fees	1,154	1,331	1,373	1,361	5,219
FDIC deposit insurance expense	26	130	140	185	481
Other expenses	1,683	1,931	1,774	1,908	7,296
Total Non-Interest Expense	10,633	11,006	11,107	11,709	44,455

PRETAX INCOME	1,775	1,784	1,313	940	5,812
Income tax expense	366	365	235	248	1,214
NET INCOME	$1,409	$1,419	$1,078	$692	$4,598

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

2021

2020

	1QTR	1QTR
Interest earning assets:
Loans and loans held for sale, net of unearned income	$981,877	$877,097
Short-term investments and bank deposits	30,852	18,527
Total investment securities	190,446	188,880
Total interest earning assets	1,203,175	1,084,504

Non-interest earning assets:
Cash and due from banks	18,071	19,087
Premises and equipment	17,983	18,593
Other assets	70,260	65,146
Allowance for loan losses	(11,582)	(9,317)

Total assets	$1,297,907	$1,178,013

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$195,972	$167,066
Savings	115,632	97,166
Money market	246,895	229,838
Other time	349,605	341,948
Total interest bearing deposits	908,104	836,018
Borrowings:
Federal funds purchased and other short-term borrowings	1,180	2,908
Advances from Federal Home Loan Bank	58,949	55,292
Guaranteed junior subordinated deferrable interest debentures	13,085	13,085
Subordinated debt	7,650	7,650
Lease liabilities	3,841	3,993
Total interest bearing liabilities	992,809	918,946

Non-interest bearing liabilities:
Demand deposits	195,305	146,840
Other liabilities	4,862	12,615
Shareholders’ equity	104,931	99,612
Total liabilities and shareholders’ equity	$1,297,907	$1,178,013

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2021

1QTR
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081

Average shareholders’ equity	104,931
Less: Goodwill	11,944
Average tangible common equity	92,987

Return on average tangible common equity (annualized)	9.08%

1QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331
Less: Goodwill	11,944
Tangible common equity	93,387

TANGIBLE ASSETS
Total assets	1,311,412
Less: Goodwill	11,944
Tangible assets	1,299,468

Tangible common equity ratio	7.19%

Total shares outstanding	17,069,000

Tangible book value per share	$5.47

2020

	1QTR	2QTR	3QTR	4QTR	FULL YEAR
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$1,409	$1,419	$1,078	$692	$4,598

Average shareholders’ equity	99,612	101,336	102,813	103,447	101,802
Less: Goodwill	11,944	11,944	11,944	11,944	11,944
Average tangible common equity	87,668	89,392	90,869	91,503	89,858

Return on average tangible common equity (annualized)	6.46%	6.38%	4.72%	3.01%	5.12%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$100,840	$102,604	$103,369	$104,399
Less: Goodwill	11,944	11,944	11,944	11,944
Tangible common equity	88,896	90,660	91,425	92,455

TANGIBLE ASSETS
Total assets	1,168,355	1,242,074	1,258,131	1,279,713
Less: Goodwill	11,944	11,944	11,944	11,944
Tangible assets	1,156,411	1,230,130	1,246,187	1,267,769

Tangible common equity ratio	7.69%	7.37%	7.34%	7.29%

Total shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

Tangible book value per share	$5.22	$5.31	$5.36	$5.42

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

--CONTINUED--

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

March 31, 2021
ALLOWANCE RESERVE COVERAGE
Allowance for loan losses	$11,631

Total loans and loans held for sale, net of unearned income	986,557

Reserve coverage	1.18%

Reserve coverage to total loans, excluding PPP loans:
Allowance for loan losses	$11,631

Total loans and loans held for sale, net of unearned income	986,557
PPP loans	(67,253)
919,304

Non-GAAP reserve coverage	1.27%